FORM 3
        U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
                 INITIAL STATEMENT OF                |_____________________|
          BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                     |EXPIRES:             |
                                                     | SEPTEMBER 30, 1998  |
      Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,             |BURDEN HOURS         |
       Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
         Holding Company Act of 1935                 |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
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1. Name and Address of Reporting Person

      Murray                        Brad
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       (Last)                      (First)                    (Middle)

      c/o Autoliv AB              World Trade Center, Klarabergsviadukten 70
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                                  (Street)

     S-107 24 Stockholm            Sweden
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                (City)                     (State)                     (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

     December 15, 1997
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3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

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4. Issuer Name and Ticker or Trading Symbol

      Autoliv, Inc.        Trading Symbol - ALV
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5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
 (  ) DIRECTOR
 (  ) 10% OWNER
 (  ) OFFICER (GIVE TITLE BELOW)
 ( X) OTHER (SPECIFY TITLE BELOW)

   Member of Executive Committee of Autoliv, Inc. as of December 15, 1997
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6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

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7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
    X FORM FILED BY ONE REPORTING PERSON
   ___FORM FILED BY MORE THAN ONE REPORTING PERSON

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. TITLE OF       2. AMOUNT OF         3. OWNERSHIP FORM:   4. NATURE OF
   SECURITY          SECURITIES           DIRECT (D)OR         INDIRECT
   (INSTR. 4)        BENEFICALLY          INDIRECT (I)         BENEFICIAL
                     OWNED(INSTR. 4)      (INSTR.5)            OWNERSHIP
                                                               (INSTR. 5)
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Common Stock, par         275                   D
value $1.00 per
share

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
       (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)

   Options
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2. Date Exercisable and Expiration Date (Month/Day/Year)

(i)   August 5, 1998                            August 5, 2007

(ii)  February 4, 1999                          February 4, 2008
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     Date Exercisable                          Expiration Date
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3. Title and Amount of Securities  Underlying Derivative Security (Instr. 4)

(i)   Autoliv, Inc. Common Stock                      2500

(ii)  Autoliv, Inc. Common Stock                      4000
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               Title                         Amount of Number of Shares
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4. Conversion or Exercise Price of Derivative Security

(i)   $35.75

(ii)  $31.07
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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)
       D
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6. Nature of Indirect Beneficial Ownership (Instr. 5)


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      EXPLANATION OF RESPONSES:



       /s/ Brad Murray                                   March 9, 1998
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   **  SIGNATURE OF REPORTING PERSON                     DATE


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   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
       SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).
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